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                                                                     Exhibit 5.1
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                                November 8, 2001

Applied Imaging Corp.
2380 Walsh Avenue, Bldg. B
Santa Clara, CA 95051

            Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-8 to be filed by you with the United States Securities and Exchange Commission on or about November 8, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1998 Incentive Stock Option Plan (as to 950,000 Shares), (the "Plan"). As legal counsel for Applied Imaging Corp., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

            It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ David J. Saul

                                          David J. Saul